Computation of Ratio of Earnings to Fixed Charges                   Exhibit 12.1
(Dollars in thousands, except Ratio Data)

                                          Three Months
                                             Ended                      Years Ended December 31,
                                           March 31,      -----------------------------------------------------
                                              2006        2005        2004        2003        2002         2001
                                              ----        ----        ----        ----        ----         ----
Earnings:

Earnings (loss) before income taxes         $ 22,272    $ 68,917    $ 15,360    $  2,002    $ (5,739)    $ (7,053)

Add back:
     Fixed charges                             1,302       7,439      14,154      19,994      22,840       22,633

     Total earnings                         $ 23,574    $ 76,356    $ 29,514    $ 21,996    $ 17,101     $ 15,580

Fixed Charges:

Interest expense                            $    645    $  4,865    $ 11,547    $ 17,687    $ 18,672     $ 20,885
Amortized capitalized expenses
related to indebtedness                          255         987       1,377       1,223       3,076        1,097

Estimate of interest component
of rental expense                                402       1,587       1,230       1,084       1,092          651

     Total Fixed Charges                    $  1,302    $  7,439    $ 14,154    $ 19,994    $ 22,840     $ 22,633

Ratio of Earnings to Fixed Charges (1)         18.1x       10.3x        2.1x        1.1x          --           --

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(1)   For the purposes of computing the ratio of earnings to fixed charges,  (1)
      earnings consist of earnings (loss) before income taxes plus fixed charges and (2) fixed charges consists of interest expense, the estimate of the interest component of rental expense and amortization of capitalized expenses related to indebtedness. Earnings were insufficient to cover fixed charges by approximately $5.7 million and $7.1 million in the years ended December 31, 2002 and 2001, respectively.